UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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GYRODYNE COMPANY OF AMERICA, INC.

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One Flowerfield, Suite 24Saint James, New York 11780631.584.5400SUPPLEMENTTOGYRODYNEPROXY STATEMENT/PROSPECTUSDATED JULY 1, 2014Special Meeting of Shareholders of Gyrodyne Company of America, Inc. scheduled to be held on August 20, 2015Your vote is very important to us and it is important that your shares be represented at the special meeting. The plan of merger and the transactions contemplated thereby cannot be completed unless shareholders of at least two-thirds of all outstanding shares of Gyrodyne common stock entitled to vote thereon vote in favor of such proposal. Whether or not you plan to attend the special meeting, you are encouraged to promptly vote your shares by proxy by following the instructions beginning on page 2 of this supplement.Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the plan of merger or the transactions contemplated thereby, passed upon the merits or fairness of the plan of merger and the transactions contemplated thereby, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense. This supplement to the proxy statement/prospectus is dated June 30, 2015 and is first being mailed to shareholders on or about July 1, 2015.

This supplement to Gyrodyne proxy statement/prospectus, dated June 30, 2015 (which we refer to as this supplement) is a supplement to the joint proxy statement/prospectus, dated July 1, 2014 (which we refer to as the proxy statement/prospectus) and first mailed to shareholders on or about July 2, 2014, which is the proxy statement of Gyrodyne Company of America, Inc. (which we refer to as Gyrodyne or the Company) for the special meeting and also the prospectus of Gyrodyne, LLC for the common shares representing limited liability company interests in Gyrodyne, LLC to be issued to Gyrodyne shareholders, holders of nontransferable dividend notes of Gyrodyne and holders of nontransferable interests in Gyrodyne Special Distribution, LLC (which we refer to as GSD), in connection with the merger, if it is implemented. This supplement contains important supplemental information to the proxy statement/prospectus and should be read in conjunction with the proxy statement/prospectus. Terms used and not otherwise defined in this supplement have the respective meanings ascribed to such terms in the proxy statement/prospectus.
i

One Flowerfield, Suite 24
Saint James, New York 11780
Dear Shareholders:
I cordially invite you to the special meeting of shareholders of Gyrodyne Company of America, Inc. (which we refer to as Gyrodyne or the Company), which we will hold at Flowerfield Celebrations, Mills Pond Road, Saint James, New York 11780 on August 20, 2015, at 11:00 a.m., Eastern Time. At the special meeting, which is the postponement of the special meeting originally scheduled to occur in August 2014, we will ask you to authorize the previously announced plan of merger and the transactions contemplated thereby, including the merger of Gyrodyne and Gyrodyne Special Distribution, LLC (which we refer to as GSD) with and into a limited liability company, Gyrodyne, LLC. Shareholders of record at the close of business on June 29, 2015, will be entitled to vote at the special meeting or its adjournment or postponement, if any.
The plan of merger is designed to facilitate the liquidation of Gyrodyne for federal income tax purposes and to effect the conversion of the nontransferable interests in GSD distributed to Gyrodyne shareholders in the first special dividend distributed to Gyrodyne shareholders on December 30, 2013, the nontransferable dividend notes (which we refer to as Dividend Notes) issued in special dividends distributed to Gyrodyne shareholders on January 31, 2014 and December 31, 2014 (and subsequently in respect of paid in kind interest), and the common shares of Gyrodyne into equity interests in Gyrodyne, LLC. This will result in a simplified capital structure and permit the holders of nontransferable GSD and Dividend Notes interests as well as Gyrodyne shareholders to receive freely transferable common shares of Gyrodyne, LLC, and the entity that will hold and operate the Flowerfield, Port Jefferson, Cortlandt Manor and Fairfax properties, pending their sale or other disposition. In essence, having made the first special dividend to achieve the benefits of a 2013 private letter ruling from the IRS and the subsequent special dividends to make a required distribution of 2013 REIT income, the merger will effect the final step in Gyrodyne’s plan of liquidation within the meaning of the Internal Revenue Code, while simplifying the corporate structure and interrelationships of Gyrodyne and GSD by reassembling the Gyrodyne and GSD securities as equity interests in Gyrodyne, LLC.
Based on the number of Gyrodyne and GSD securities outstanding on June 29, 2015, the record date, Gyrodyne, LLC expects to issue approximately 1,482,680 common shares of Gyrodyne, LLC in connection with the merger. The common shares of Gyrodyne, LLC are intended to become publicly traded on NASDAQ under the symbol “GYRO.” No assurance can be given that NASDAQ will permit trading of the common shares of Gyrodyne, LLC. The merger, which will effect the completion of the plan of liquidation for purposes of the Internal Revenue Code, will result in holders of Gyrodyne common stock receiving approximately 22.6% (335,086 shares) of the common shares of Gyrodyne, LLC in the aggregate (.09 common share of Gyrodyne, LLC per share of Gyrodyne common stock), holders of nontransferable Dividend Notes receiving approximately 30.0% (444,804 shares) of the common shares of Gyrodyne, LLC in the aggregate (.025 common share of Gyrodyne, LLC per $1.00 principal amount of the Dividend Notes issued in January 2014 and the Dividend Notes issued in December 2014, together, in each case, with any interest thereon paid in kind in the form of additional Dividend Notes), and holders of nontransferable interests in GSD receiving approximately 47.4% (702,790 shares) of the common shares of Gyrodyne, LLC in the aggregate (.47 common share of Gyrodyne, LLC per GSD interest), subject to adjustment in the discretion of the Gyrodyne board of directors. In addition, shareholders will consider such other matters as may properly come before the meeting. Our board of directors believes that the proposal being submitted for shareholder action is in the best interests of Gyrodyne and its shareholders and recommends a vote “FOR” the proposal.
This supplement and the proxy statement/prospectus contain information about the special meeting and will serve as your guide to the matters on which you will be asked to vote. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 17 of the proxy statement/prospectus for a discussion of certain risk factors relating to the merger.
Your vote is very important to us and it is important that your shares be represented at the special meeting. The plan of merger and the transactions contemplated thereby cannot be completed unless shareholders of at least two-thirds of all outstanding shares of Gyrodyne common stock entitled to vote thereon vote in favor of such proposal. If you previously voted by submitting a proxy card or voting instruction card, that proxy card is no longer valid and your stock represented thereby will not be voted at the Special Meeting. Accordingly, whether or not you plan to attend the special meeting, I encourage you to promptly vote your shares by proxy by following the instructions beginning on page 2 of this supplement. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.
If you have any questions or need assistance voting your shares of Gyrodyne common stock, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at 1-800-322-2885.
Thank you for your continued support of Gyrodyne. I look forward to seeing you at the meeting.
Sincerely,
Frederick C. Braun III
President and Chief Executive Officer

Supplement Overview
This supplement provides certain supplemental information to the proxy statement/prospectus, dated July 1, 2014 and first mailed to shareholders on or about July 2, 2014, which is the proxy statement of Gyrodyne Company of America, Inc. for the special meeting and also the prospectus of Gyrodyne, LLC for the common shares representing limited liability company interests in Gyrodyne, LLC to be issued to Gyrodyne shareholders, holders of nontransferable dividend notes and holders of nontransferable interests in Gyrodyne Special Distribution, LLC, in connection with the merger, if it is implemented. Terms used and not otherwise defined in this supplement have the respective meanings ascribed to such terms in the proxy statement/prospectus.
This supplement does not change the proposal to be acted upon at the Special Meeting, which is described in the proxy statement/prospectus.
THE SPECIAL MEETING
Date, Time and Place
The postponed special meeting will be held at Flowerfield Celebrations, Mills Pond Road, Saint James, New York 11780 on August 20, 2015, at 11:00 a.m., Eastern Time.
Purpose
At the special meeting, shareholders will be asked to consider and vote upon the proposal to authorize a proposed Plan of Merger and the transactions contemplated thereby under the New York Business Corporation Law, including the merger of Gyrodyne and GSD into Gyrodyne, LLC (the “Proposal”), and to transact such other business as may properly come before the special meeting or any adjournment thereof.
Record Date; Stock Entitled to Vote; Quorum
All shareholders who hold shares of Gyrodyne common stock of record at the close of business on June 29, 2015 (the “record date”) are entitled to notice of and to vote at the special meeting. Each share of Gyrodyne common stock issued and outstanding on the record date is entitled to one vote at the special meeting on the proposal presented. Shareholders do not have cumulative voting rights. A quorum will be present at the special meeting if a majority of the outstanding shares of Gyrodyne common stock entitled to vote at the special meeting are represented in person or by proxy.
On the record date, 3,706,700 shares of Gyrodyne common stock were issued and outstanding and held by approximately 1,850 holders of record. On such date, 170,452 shares of Gyrodyne common stock were held by our directors, executive officers and their affiliates. This supplement and the enclosed proxy card were mailed starting on or about July 1, 2015.
Vote Required
An affirmative vote of the holders of at least two-thirds of all outstanding shares of Gyrodyne common stock entitled to vote thereon is required to authorize the Proposal. If you abstain from voting, your abstention will have the same effect as an “Against” vote for purposes of determining whether approval of the Proposal has been obtained. In such cases, broker non-votes also will have the same effect as an “Against” vote.
How to Vote
In order to make it convenient for you to vote, a proxy card is enclosed for your use. You also may vote by telephone (1-866-894-0535) or Internet (www.proxyvoting.com/gyro). If you have any questions or need a copy of the proxy statement/prospectus, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

If you previously voted by submitting a proxy card or voting instruction card, that proxy card is no longer valid and your stock represented thereby will not be voted at the Special Meeting in accordance with your instructions. In order to vote your stock you must submit the proxy card or voting instruction card included with this supplement (or vote via telephone or Internet as described above).
If you submit a proxy card or voting instruction card and thereafter would like to change your vote, you may revoke or change your proxy at any time before the proxy is voted at the special meeting by (1) sending a written notice of revocation of the proxy to our Corporate Secretary at One Flowerfield, Suite 24, Saint James, New York 11780, (2) properly delivering a subsequently dated proxy, or (3) voting in person at the special meeting. Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the special meeting.
Why is your vote important?
As detailed in the proxy statement/prospectus previously mailed to you, authorization of the merger transaction would enable certain advantageous outcomes for our shareholders, including:
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Liquidity — holders of nontransferable GSD interests and nontransferable Dividend Notes as well as the Company’s shareholders will receive freely transferable common shares of Gyrodyne, LLC, and the entity that will hold and operate the Flowerfield, Port Jefferson, Cortlandt Manor and Fairfax properties, pending their sale or other disposition. The Company’s current market capitalization is approximately $10.8 million, and the float of Gyrodyne, LLC would be expected to be some variable of the Company’s intrinsic value of  $46.6 million, which represents the net assets in liquidation per the Unaudited Pro Forma Condensed Consolidated Statement Of Net Assets as of March 31, 2015, thus improving the overall marketability of your shares. We expect the market may adjust to reflect the present value of future distributions and the perceived achievable sales value of our real estate and costs through liquidation.

•
Tax Treatment of Prior Distributions — if the merger is approved and consummated within 24 months after September 12, 2013, the date of adoption of the tax plan of liquidation, the prior special dividends will continue to be recognized as liquidating distributions of the Company, thereby allowing U.S. holders to recover their basis in their shares prior to recognizing any portion of the special dividends as income; if, however, the merger is not approved, there is uncertainty as to the treatment of both U.S. holders and the Company. It is likely that the prior special dividends would be fully taxable, likely ordinary, dividends to such U.S. holders and the Company may be subject to certain IRS penalties.

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Organization Simplicity — facilitating the Company’s liquidation for federal income tax purposes and reassembling as equity interests in Gyrodyne, LLC, the GSD interests, the Company’s Dividend Notes and the Company’s common shares, simplifying the capital structure and the corporate structure and the interrelationships of the Company and GSD, thereby reducing complexity, management distraction, and administrative and professional costs of the consolidated entities.

The board unanimously recommends that shareholders vote FOR the proposal authorizing the merger transaction.
Who can help answer my questions?
If you have any questions concerning the special meeting, the proposal to be considered at the special meeting, the proxy statement/prospectus or this supplement, or if you would like additional copies of the proxy statement/prospectus, this supplement or need help voting your shares of Common Stock, please contact MacKenzie Partners, Inc. at 1-800-322-2885.

Additional Developments
The Special Meeting
On July 2, 2014, the Company mailed the initial notice of the Special Meeting. On August 12, 2014, the Company announced a postponement of the Special Meeting until August 27, 2014. On August 25, 2014, the Company announced that the Special Meeting had been further postponed and that the Company intended to hold the Special Meeting coextensively with the Company’s 2014 Annual Meeting of Stockholders. On November 4, 2014, the Company announced that:

its board of directors has voted to postpone the special meeting of shareholders until the first half of 2015 at which shareholders will be asked to authorize the previously announced merger of Gyrodyne and Gyrodyne Special Distribution, LLC into Gyrodyne, LLC. With approximately 45% of the outstanding shares voted thus far by delivery of proxy cards, approximately 97% of such shares have been voted in favor of the merger. Despite the overwhelming percentage of received votes in favor of the merger, not enough shares have been voted to reach the two-thirds majority needed under New York law. Gyrodyne and its advisors will continue to analyze potential options in the best interests of Gyrodyne and its shareholders, which may include enhancements designed to facilitate the ability to complete the merger transaction.

On June 22, 2015, the Company announced the previously postponed Special Meeting would be held on August 20, 2015 and that the board of directors had established the close of business on June 29, 2015 as the record date for determining shareholders entitled to receive notice of and vote at the special meeting
The Rights Offering
On March 6, 2015, the Company filed a registration statement on Form S-1 with the SEC for a rights offering to the Company’s existing shareholders. The Company announced that it planned to make the rights offering through the distribution of non-transferable subscription rights to purchase shares of Company common stock at a subscription price to be determined and subject to certain aggregate ownership limitations. The Company stated it planned to commence the rights offering to facilitate the vote of two-thirds of the outstanding shares needed under New York law to approve the merger, as well as raise equity capital in a timely and cost-effective manner while providing all of the Company’s shareholders the opportunity to participate. On April 27, 2015, the Company announced that it had set May 6, 2015 as the record date for its previously announced rights offering, which subsequently commenced on May 19, 2015, with the subscription price of  $2.75 per share.
On June 22, 2015, the Company announced the successful completion of the rights offering, which expired on June 17, 2015, at 5:00 p.m. New York City time. On June 26, 2015, the Company announced that 7,044,894 shares were subscribed for in the rights offering, consisting of 1,009,376 shares under the basic subscription privilege and 6,035,518 shares under the oversubscription privilege. Based on the maximum 2,224,020 shares that were issuable in the rights offering, 1,214,644 shares were allocated to Gyrodyne’s shareholders who properly exercised their oversubscription privilege, pro rata in proportion to the aggregate number of shares subscribed for under the over-subscription privilege, or 20.12499% of each oversubscriber’s requested shares. As a result of the rights offering, the number of outstanding shares of Gyrodyne’s common stock increased by 2,224,020 shares to 3,706,700. The Company received the maximum $6,116,055 sales proceeds from the rights offering, with estimated net proceeds of approximately $5,606,000.
The Revised Merger Allocations
At board meetings on January 16, 2015, April 16, 2015 and April 24, 2015, the board considered potential revisions to the original merger allocations. On April 27, 2015, the Company announced the revised merger allocations, which were determined by the board of directors on April 24, 2015.
In determining the revised merger allocations, the board adhered to the fundamental allocation principles used when the merger was first proposed. Such principles had included valuing the Gyrodyne common stock at net book value, the Dividend Notes at face value and the GSD interests at “fair value” as determined by the board at the time of the First Distribution. The board determined to adjust such original allocations to reflect the assumed net proceeds of the Rights Offering ($5,606,000), the decrease in Gyrodyne’s net book value from $8,450,000 to $7,652,000 (mainly adjusted for the dividend distribution on December 31, 2014 of  $682,033), the increase in the value of the Dividend Notes due to the payment of accrued interest in additional Dividend Notes ($1,104,927) and the issuance of additional Dividend Notes ($682,033) to satisfy a required dividend to holders of Gyrodyne common stock with respect to the Company’s undistributed 2013 REIT taxable income, and a decrease in the “fair value” of GSD based mainly on the $3,329,517 aggregate increased amount of borrowings by GSD from Gyrodyne in order to fund GSD’s operations during 2014 (GSD had no other source of liquidity).
In evaluating the allocation to the Dividend Notes and the GSD interests, the board noted that, although the holders of the Dividend Notes and the GSD interests were not represented by independent negotiators, it was aware of the legal rights of the Dividend Notes as debt instruments of Gyrodyne and the nature of the contractual and fiduciary duties of Gyrodyne to GSD as its managing member, with legal authority to negotiate the merger allocations on behalf of the GSD interests.
In determining the revised merger allocations, the board also considered other factors, including:
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that the merger would (i) eliminate the underlying debt of Gyrodyne by redeeming the Dividend Notes in exchange for Gyrodyne, LLC equity in the merger, (ii) simplify the operational complexities inherent in the current structure of Gyrodyne and GSD, (iii) reduce accounting and organizational costs and (iv) provide Gyrodyne shareholders possible greater share liquidity as a result of Gyrodyne, LLC’s larger size and broader shareholder base.

•
the potential increase in the value of Gyrodyne’s common stock if the underlying net realized value of the GSD properties following the merger exceeded the values used in computing the revised merger allocations.

•
the possible impact to the value of Gyrodyne in the event the Rights Offering and the merger were not consummated, including the potential realizable value if Gyrodyne were liquidated. Gyrodyne’s net equity at December 31, 2014, less potential pension liabilities and liquidation costs, resulted in a hypothetical liquidation value of  $3.41 per share, although it was noted that there existed a significant possibility of higher liquidation costs and lower asset realizations which would make achievement of such liquidation value difficult. (Gyrodyne notes that, given completion of the Rights Offering, such calculated hypothetical liquidation value is no longer relevant.)

•
the effects on Gyrodyne’s pre-merger public market value reflecting a successful Rights Offering under varying subscription prices. In one such scenario, based on the April 22, 2015 closing price of  $4.50 per share and assuming a $2.75 per share exercise price and full take-up of the Rights Offering, a theoretical ex-rights market price (“TERP”) of  $3.31 was calculated. As a result of significant changes in Gyrodyne’s market price since the announcement of the Rights Offering, TERP values changed dramatically such that TERP was not necessarily a reliable predictor of the post-Rights Offering stock value. (As of June 23, 2015, the first trading day after announcement of the completion of the Rights Offering, the closing price of Gyrodyne stock was in fact $3.01 per share.)

In its April 24, 2015 meeting, the board determined that the merger continued to offer the best available alternative to the holders of Gyrodyne common stock and that the revised merger allocations were appropriate and consistent with the fundamental allocation principles used when the merger was first proposed.
Second Amended and Restated Agreement and Plan of Merger
On June 26, 2015, Gyrodyne, Gyrodyne, LLC and GSD entered into a Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement, which provides for the merger of Gyrodyne and GSD into Gyrodyne, LLC, was amended to reflect the revised merger allocations. A vote of two-thirds of the outstanding shares of Gyrodyne is required to authorize the merger.

The Merger Agreement provides that: holders of common stock of Gyrodyne will receive approximately 22.6% of the common equity interests in Gyrodyne, LLC in the aggregate; holders of the nontransferable Dividend Notes issued in January 2014 ($16,150,000 initial principal amount) and in December 2014 ($682,033 initial principal amount), together, in each case, with any interest thereon paid in kind in the form of additional Dividend Notes, would receive approximately 30.0% of the common equity interests in Gyrodyne, LLC in the aggregate; and holders of shares of GSD would receive approximately 47.4% of the common equity interests of Gyrodyne, LLC in the aggregate.
Gyrodyne, as managing member of GSD and Gyrodyne LLC, already has approved the merger transaction and will have the sole discretion to approve any subsequent amendments or modifications to such transaction on behalf of such entities. The Merger Agreement contains certain conditions to closing in addition to authorization of the merger by two-thirds of the outstanding shares of the Company, including, among other things, effectiveness of a registration statement regarding the Gyrodyne LLC common shares, receipt of third party consents and holders of not more than 5% of the Company’s common stock exercising appraisal rights under New York law. (See “Appraisal Rights” below)
The foregoing description of the merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.
Appraisal Rights
Holders of shares of Gyrodyne common stock who do not vote in favor of the proposal to authorize the plan of merger and who timely dissent and follow precisely the procedures in Sections 623 and 910 of the New York Business Corporation Law (see Annex E to the proxy statement/prospectus) will have certain rights to demand payment for the “fair value” of their shares of common stock. No appraisal or dissenters’ rights are available to holders of GSD Interests or Dividend Notes in connection with the plan of merger.
Any Dissenting Holder must file a written objection to the proposal with Gyrodyne before the special meeting, or at the special meeting but before the vote on the Plan of Merger is taken. The written objection must include (i) a notice of the holder’s election to dissent, (ii) the holder’s name and residence address, (iii) the number of shares of Common Stock as to which the holder dissents, and (iv) a demand for payment of the fair value of the holder’s shares of Common Stock if the Plan of Merger is authorized and implemented. An objection is not required from any Dissenting Holder to whom Gyrodyne did not give notice of the special meeting in accordance with the New York Business Corporation Law. Any written objection must be addressed to Gyrodyne Company of America, Inc., One Flowerfield, Suite 24, Saint James, New York 11780, Attention: Corporate Secretary. (See “The Proposal — The Plan of Merger — Statutory Appraisal Rights to Transactions Contemplated by the Plan of Merger” and “Statutory Appraisal Rights to Transactions Contemplated by the Proposal” in the proxy statement/prospectus.)

Updated Financial Information
Updated Unaudited Pro Forma Consolidated Financial Information
Set forth below is updated unaudited pro forma consolidated financial information, which is presented on the same basis as the equivalent data is presented in the proxy statement/prospectus, except as may be indicated otherwise. Such financial information should be read in conjunction with the historical financial statements of Gyrodyne and the notes thereto as included in the proxy statement/prospectus and subsequent filings with the SEC. (See “Additional Information and Where to Find It” on page 22 of this supplement)
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Under accounting principles generally accepted in the U.S., under the Plan of Liquidation, we expect that the merger will be accounted for under the liquidation basis of accounting whereby Gyrodyne, LLC’s consolidated assets will be stated at their estimated net realizable value and consolidated liabilities, including those estimated costs associated with implementing the Plan of Liquidation, will be stated at their estimated settlement amounts. Accordingly, the consolidated financial statements of Gyrodyne, LLC immediately following the merger will be substantially different compared to the consolidated financial statements of Gyrodyne immediately prior to the merger.
Comparative Historical Per Share Data and Pro Forma Net Assets Per Share Data
The following tables set forth selected historical per share data for Gyrodyne and selected unaudited pro forma per share data after giving effect to the merger. You should read this information in conjunction with the “Selected Historical Financial Data” included in the proxy statement/prospectus and the information appearing under “— Unaudited Pro Forma Net Assets Per Share” included in the proxy statement/prospectus and elsewhere in this supplement and the historical financial statements of Gyrodyne and the notes thereto incorporated by reference into the proxy statement/prospectus and this supplement. In addition, taking into account on a pro forma basis the effect of the merger and the Plan of Liquidation, the consolidated financial statements of Gyrodyne, LLC after the merger will not be identical to those of Gyrodyne prior to the merger. Since the condensed consolidated financial statements of Gyrodyne, LLC will be substantially different compared to those of Gyrodyne, the unaudited pro forma condensed consolidated financial information is presented for informational purposes only and are subject to a number of estimates, assumptions and uncertainties and do not purport to represent what our statement of net assets and statement of changes in net assets would have been if the transactions had occurred as of the dates indicated, or what such results will be for any future periods. The unaudited pro forma condensed consolidated financial information is based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.
Historical Data Per Share
The historical book value per share data attributable to Gyrodyne presented below is computed by dividing total stockholders’ equity of  $7,630,241 and $7,652,063, on March 31, 2015 and December 31, 2014, respectively, by the number of shares outstanding on those dates.
	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Net Income (Loss) per Gyrodyne common share:
Basic and Diluted	$(0.04)	$0.10
Distributions declared per Gyrodyne common share	—	—
Special Dividend declared in September 2014 distributed in December 2014	$—	$0.46
Book value per Gyrodyne share	$5.15	$5.16
Unaudited Pro Forma Net Assets Per Share
The unaudited pro forma net assets per share information is computed using pro forma net assets after giving effect to the merger, and dividing by the weighted average shares outstanding during each period presented. The unaudited pro forma net assets give effect to the merger, but exclude non-recurring charges and credits directly attributable to the merger.
	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Net assets per common share:
Basic and Diluted	$31.41	$31.38
Unaudited Pro Forma Condensed Consolidated Financial Data
The following unaudited pro forma condensed consolidated financial data should be read in conjunction with “Selected Historical Financial Data” included in the proxy statement/prospectus, and the historical financial statements of Gyrodyne and the notes thereto incorporated by reference into the proxy statement/prospectus and this supplement.
The unaudited pro forma consolidated statement of net assets gives effect to the merger as if the merger had occurred on December 31, 2014.
The unaudited pro forma condensed consolidated statement of changes in net assets for the three months ended March 31, 2015 and for the year ended December 31, 2014 are presented as if the merger had occurred at the beginning of the respective period. The unaudited pro forma condensed consolidated financial information was derived from the historical Gyrodyne unaudited balance sheet, as of March 31, 2015 and the audited balance sheet as of December 31, 2014, the historical Gyrodyne unaudited statement of operations for the three months ended March 31, 2015 and the audited statement of operations for the year ended December 31, 2014, and by applying certain pro forma adjustments.
The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and are subject to a number of estimates, assumptions and uncertainties and do not purport to represent what such financial information would have been if the Special Dividend and the merger had occurred as of the dates indicated, or what such results will be for any future periods. The unaudited pro forma condensed consolidated financial information is based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.
The pro forma statement of net assets and statement of changes in net assets should be reviewed in conjunction with the tables titled pro forma balance sheet and pro forma statement of operations and the related notes there to.

GYRODYNE, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS
(Liquidation Basis)
	March 31, 2015	December 31, 2014
Assets
Real estate held for sale	$42,723,000	$42,723,000
Cash and cash equivalents	3,375,662	4,028,337
Investment in Marketable Securities	5,778,686	5,950,098
Rent Receivable	64,053	7,452
Prepaid Expenses and Other Assets	706,973	428,152
Total Assets	52,648,374	53,137,039
Liabilities
Accounts payable	604,075	793,262
Accrued liabilities	307,364	185,702
Deferred rent liability	257,968	94,737
Tenant security deposits payable	459,261	474,425
Income Tax payable	772,100	750,000
Pension cost payable	1,063,233	1,246,733
Estimated liquidation and operating costs net of receipts	2,613,260	3,062,170
Total Liabilities	6,077,261	6,607,029
Net assets in liquidation	$46,571,113	$46,530,010
Gyrodyne, LLC shares outstanding	1,482,680	1,482,680
Net assets per share	$31.41(a)	$31.38

(a)
The allocation of Gyrodyne, LLC’s shares, assuming 1,482,680 shares outstanding, upon the merger is shown below:

	Allocated Value	Gyrodyne, LLC Shares	Exchange Ratio
Gyrodyne	22.6%	335,086	.09-for-1(i)
GSD	47.4%	702,790	.47-for-1
Dividend Notes	30.0%	444,804	.30-for-1
Total	100%	1,482,680

(i)
Exchange ratio based on 3,706,700 Gyrodyne shares outstanding, which includes additional shares issued pursuant to the rights offering.

GYRODYNE, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(Liquidation Basis)
	Original Cost	Fair Value	Change	Year Ended December 31, 2014
Gyrodyne Consolidated Net equity at December 31, 2014				$23,457,611
Effect of adopting the merger and liquidation basis of accounting
Change in Fair Value of Real Estate Investments	$32,634,949	$45,450,000	$12,815,051	12,815,051
Real estate selling costs	—	(2,727,000)	(2,727,000)	(2,727,000)
Estimated liquidation and operating costs in excess of operating receipts	—	(3,062,170)	(3,062,170)	(3,062,170)
Other decreases in net assets
Deferred Rent Receivable	334,914	—	(334,914)	—
Prepaid Lease Agreement Fees – Other than Fairfax	133,313	—	(133,313)	—
Prepaid Lease Agreement Fees – Fairfax	301,072	—	(301,072)	—
Prepaid Other	58,077	—	(58,077)	—
Note interest Payable	(34,871)	—	34,871	—
Dividend Payable	(17,533,210)	—	17,533,210	—
Prepaid Pension Costs	(552,546)	(1,246,733)	(694,187)	—
Total other increases (decreases) in net assets			$16,046,518	16,046,518
Net assets in Liquidation, at December 31, 2014				$46,530,010

GYRODYNE, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(Liquidation Basis)
	Three Months Ended March 31, 2015
Gyrodyne Company of America net assets in liquidation at December 31, 2014	$46,530,010
Changes in fair value of assets and liabilities:
Change in market value of securities	41,103	(a)
Change in fair value of other net assets	—	(b)
Total changes in Net assets in liquidation	41,103
Net assets in liquidation, March 31, 2015	$46,571,113
Gyrodyne, LLC and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Changes in Net Assets
Three Months Ended March 31, 2015
(a)
The relevant accounting guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, the guidance establishes a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(b)
All other assets and liabilities under US GAAP were determined to approximate liquidation value.

The below tables reflect pro forma financial statements in a financial reporting format for companies who are not in a plan of liquidation. The column titled ‘‘pro forma adjustments’’ reflect the adjustments necessary under the merger and to adopt the liquidation basis of accounting. Furthermore, the related notes provide further detail of the related adjustment. The tables and related notes will present the impact on historical reporting from the merger. Following the merger, the Company’s financial statements will be the Statement of Net Assets and Statement of Changes in Net Assets.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2014
	Gyrodyne Company of America, Inc.	Gyrodyne, LLC	Pro Forma Adjustments		Pro Forma Adjusted Totals
Assets
Real Estate:
Rental property:
Land	$4,569,693	$—
Building and improvements	33,405,129	—
Machinery and equipment	344,733	—
	38,319,555	—
Less Accumulated Depreciation	8,204,417	—
	30,115,138	—
Land held for development:
Land	558,466	—
Land development costs	1,961,345	—
	2,519,811	—
Total Real Estate, net	32,634,949	—	$10,088,051	(a)	$42,723,000
Cash and Cash Equivalents	4,028,337	—	—		4,028,337
Investment in Marketable Securities	5,950,098	—	—		5,950,098
Rent Receivable, net of allowance for doubtful accounts of $86,000	7,452	—	—		7,452
Deferred Rent Receivable	334,914	—	(334,914)	(b)	—
Prepaid Expenses and Other Assets	920,614	—	(492,462)	(c)	428,152
Total Assets	$43,876,364	$—	$9,260,675		$53,137,039
Liabilities and Equity
Accounts payable	$793,262	$—	$—		$793,262
Accrued liabilities	220,573	—	(34,871)	(d)	185,702
Deferred rent liability	94,737	—	—		94,737
Tenant security deposits payable	474,425	—	—		474,425
Income tax payable	750,000	—	—		750,000
Pension costs	552,546	—	694,187	(e)	1,246,733
Estimated liquidation and operating costs net of receipts	—		3,062,170	(f)	3,062,170
Dividend Notes payable	17,533,210	—	(17,533,210)	(g)	—
Total Liabilities	20,418,753	—	(13,811,724)		6,607,029
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding	1,723,888	—	—		1,723,888
Additional paid-in capital	17,753,505	—	15,805,548		33,559,053
Accumulated other comprehensive loss	(633,682)	—	—		(633,682)
(Deficit) retained earnings	(9,653,951)	—	23,072,399	(h)	13,418,448
	9,189,760	—	38,877,947		48,067,707
Less: Cost of 241,208 Shares of Common Stock Held in Treasury	(1,537,697)	—	—		(1,537,697)
Total Gyrodyne Stockholders’ Equity	7,652,063	—	38,877,947		46,530,010
Non-controlling interest in GSD	15,805,548	—	(15,805,548)	(i)	—
Total equity	23,457,611	—	23,072,399		46,530,010
Total Liabilities and Stockholders’ Equity	$43,876,364	$—	$9,260,675		$53,137,039

Gyrodyne, LLC and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2014
(a) Total Real Estate, net

The fair value of the real estate was determined by a combination of self-contained appraisals prepared by a national valuation company that specializes in real estate and management’s expertise in real estate. The valuation methodology on our income producing real estate was an income capitalization approach based on current rent rolls, lease expiration dates, renewal rates and assumed vacancy rates and capitalization rates.
The capitalization rates ranged from 7.5% to 9.5% depending on the property and its location. With respect to our undeveloped real property and the Flowerfield Industrial
Park, we relied upon a market value approach. In addition, the Company relied upon management’s internal valuation based on discounted cash flows which utilized its own values and metrics under the aforementioned assumptions.
$10,088,051
(b) Deferred Rent Receivable
Under US GAAP deferred rent has no fair value	$(334,914)
(c) Prepaid Expenses and Other Assets
Capitalized fees related to the Dividend Notes payable	$(58,077)
Under US GAAP deferred leasing costs have no net realizable value	(434,385)
Under US GAAP deferred leasing costs and capitalized fees related to unassignable loans have no net realizable value	$(492,462)
(d) Accrued Liabilities
Accrued interest on the Dividend Notes which under the merger are assumed to be converted into shares of Gyrodyne, LLC	$34,871
(e) Pension Costs
Pension liability was a GAAP measurement based on the actuarial reports of a going concern. The Company decided to terminate the pension plan in late 2013 and received the IRS clearance letter in May 2015. Based on the results of the actuarial computations including the impact of the decrease in the IRS discount rate for 2014, the Company increased the liability to reflect the expected funding requirements to complete the liquidation and satisfy the related lump sum elections and or the purchase of annuities assuming such funding occurs prior to the merger	$(694,187)
(f) Estimated liquidation and operating costs net of receipts
The estimated final liquidation costs are based on a multi-year financial model incorporating the operating results and liquidation and dissolution costs through December 31, 2016, the estimated date of completing the business liquidation and dissolution of the Company. Methodologies on the income approach include forecasting income based on lease expiration dates, annual contracted rent escalations, renewal assumptions and the timing on the sale of properties.	$(3,062,170)
(g) Dividend Notes Payable
Under the merger, the Dividend Notes are assumed to be converted into shares of Gyrodyne, LLC	$17,533,210
(h) Balance of Undistributed Income
Net impact on equity of above adjustment	$23,072,399
(i) Non-controlling interest in GSD
Book value of the noncash dividend distributed in the form of shares of GSD on December 30, 2013, adjusted to include the post period operating results of GSD	$(15,805,548)

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2015
	Gyrodyne Company of America, Inc.	Gyrodyne, LLC	Pro Forma Adjustments		Pro Forma Adjusted Totals
Assets
Real Estate:
Rental property:
Land	$4,569,693	$—
Building and improvements	33,509,186	—
Machinery and equipment	344,733	—
	38,423,612	—
Less Accumulated Depreciation	8,455,022	—
	29,968,590	—
Land held for development:
Land	558,466	—
Land development costs	1,991,095	—
	2,549,561	—
Total Real Estate, net	32,518,151	—	$10,204,849	(a)	$42,723,000
Cash and Cash Equivalents	3,375,662	—	—		3,375,662
Investment in Marketable Securities	5,778,686	—	—		5,778,686
Rent Receivable, net of allowance for doubtful accounts of $86,000	64,053	—	—		64,053
Deferred Rent Receivable	375,485	—	(375,485)	(b)	—
Prepaid Expenses and Other Assets	1,185,588	—	(478,615)	(c)	706,973
Total Assets	$43,297,625	$—	$9,350,749		$52,648,374
Liabilities and Equity
Accounts payable	$604,075	$—	$—		$604,075
Accrued liabilities	542,806	—	(235,442)	(d)	307,364
Deferred rent liability	257,968	—	—		257,968
Tenant security deposits payable	459,261	—	—		459,261
Income tax payable	772,100	—	—		772,100
Pension costs	394,008	—	669,225	(e)	1,063,233
Estimated liquidation and operating costs net of receipts	—	—	2,613,260	(f)	2,613,260
Dividend Notes payable	17,533,210	—	(17,533,210)	(g)	—
Total Liabilities	20,563,428	—	(14,486,167)		6,077,261
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding	1,723,888	—	—		1,723,888
Additional paid-in capital	17,753,505	—	15,103,956		32,857,461
Accumulated other comprehensive loss	(592,579)	—	—		(592,579)
(Deficit) retained earnings	(9,716,876)	—	23,836,916	(h)	14,120,040
	9,167,938	—	38,940,872		48,108,810
Less: Cost of 241,208 Shares of Common Stock Held in Treasury	(1,537,697)	—	—		(1,537,697)
Total Gyrodyne Stockholders’ Equity	7,630,241		38,940,872		46,571,113
Non-controlling interest in GSD	15,103,956	—	(15,103,956)	(i)	—
Total equity	22,734,197	—	23,836,916		46,571,113
Total Liabilities and Stockholders’ Equity	$43,297,625	$—	$9,350,749		$52,648,374

Gyrodyne, LLC and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2015
(a) Total Real Estate, net

The fair value of the real estate was determined by a combination of self-contained appraisals prepared by a national valuation company that specializes in real estate and management’s expertise in real estate. The valuation methodology on our income producing real estate was an income capitalization approach based on current rent rolls, lease expiration dates, renewal rates and assumed vacancy rates and capitalization rates.
The capitalization rates ranged from 7.5% to 9.5% depending on the property and its location. With respect to our undeveloped real property and the Flowerfield Industrial
Park, we relied upon a market value approach. In addition, the Company relied upon management’s internal valuation based on discounted cash flows which utilized its own values and metrics under the aforementioned assumptions.
$10,204,849
(b) Deferred Rent Receivable
Under US GAAP deferred rent has no net realizable value	$(375,485)
(c) Prepaid Expenses and Other Assets
Under US GAAP capitalized fees related to the dividend note payable have no net realizable value	$(57,777)
Under US GAAP deferred leasing costs have no net realizable value	(420,838)
Under US GAAP deferred leasing costs and capitalized fees related to unassignable loans have no net realizable value	$(478,615)
(d) Accrued Liabilities
Accrued interest on the Dividend Notes which under the merger are assumed to be converted into shares of Gyrodyne, LLC	$235,442
(e) Pension Costs

Pension liability was a GAAP measurement based on the actuarial reports of a going concern. The Company made a contribution during the three-months ended March 31,
2015 of  $183,500. The Company decided to terminate the pension plan in late 2013 and received the IRS clearance letter in May 2015. Based on the results of the actuarial computations including the impact of the decrease in the IRS discount rate for 2014, the Company increased the liability to reflect the expected funding requirements to complete the liquidation and satisfy the related lump sum elections and or the purchase of annuities assuming such funding occurs prior to the merger
$(669,225)
(f) Estimated liquidation and operating costs net of receipts
The estimated final liquidation costs are based on a multi-year financial model incorporating the operating results and liquidation and dissolution costs through December 31, 2016, the estimated date of completing the business liquidation and dissolution of the Company. Methodologies on the income approach include forecasting income based on lease expiration dates, annual contracted rent escalations, renewal assumptions and the timing on the sale of properties.	$(2,613,260)
(g) Dividend Notes Payable
Under the merger, the Dividend Notes are assumed to be converted into shares of Gyrodyne, LLC	$17,533,210
(h) Balance of Undistributed Income
Net impact on equity of above adjustment	$23,836,916
(i) Non-controlling interest in GSD
Book value of the noncash dividend distributed in the form of shares of GSD on December 30, 2013, adjusted to include the post period operating results of GSD	$(15,103,956)

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2014
	Year Ended December 31, 2014
	Gyrodyne Company of America, Inc.	Gyrodyne, LLC	Pro Forma Adjustments		Pro Forma Adjusted Totals
Revenues
Rental income	$4,439,467	$—	$119,205	(a)	$4,558,672
Rental income – tenant reimbursements	509,221	—	—		509,221
Total Rental income	4,948,688	—	119,205		5,067,893
Expenses
Rental expenses	2,605,844	—	1,073,146	(b)	3,678,990
General and administrative expenses	2,552,871	—	24,564	(c)	2,577,435
Strategic alternative expenses	1,836,476	—	—		1,836,476
Impairment charges	200,000	—	—		200,000
Depreciation	969,571	—	(969,571)	(d)	—
Insurance claim recoveries in excess of costs	(184,401)	—	—		(184,401)
Total	7,980,361	—	128,139		8,108,500
Other Income (Expense):
Interest income	110,311	—	—		110,311
Interest expense	(749,004)	—	749,004	(e)	—
Total	(638,693)	—	749,004		110,311
Net Loss Before Benefit for Income Taxes	(3,670,366)	—	740,070		(2,930,296)
Benefit for Income Taxes	(565,000)	—	565,000	(f)	—
Net (loss) income	(3,105,366)	—	175,070		(2,930,296)
Net loss from Non-Controlling Interest in GSD	(3,252,919)	—	3,252,919	(g)	—
Net income (loss) attributable to Gyrodyne	$147,553	$—	$(3,077,849)		$(2,930,296)
Net income attributable to Gyrodyne per common share:
Basic and diluted	$0.10	$—	$(2.08)		$(1.98)
Weighted Average Number of Gyrodyne Common Shares Outstanding:
Basic and Diluted	1,482,680	—	—		1,482,680
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2014
(a) Rental Income
Change in deferred rent receivable	$119,205
(b) Rental Expenses
Capital Expenditures are written off as the value is already included in the fair value of the real estate	$1,064,843
Write off of deferred leasing costs, net	8,303
$1,073,146
(c) General and administrative expenses
Office depreciation	$(9,370)
Dividend Notes costs net of amortization	33,934
$24,564
(d) Depreciation	$(969,571)
(e) Interest expense
The merger agreement converts the Dividend Notes to 30% of the equity in Gyrodyne, LLC	$(749,004)
(f) Provision (Benefit) for Income Taxes
Gyrodyne, LLC is a pass through entity that is not subject to corporate level income tax	$(565,000)
(g) To eliminate non-controlling interest in GSD	$(3,252,919)

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2015
	Three Months Ended March 31, 2015
	Gyrodyne Company of America, Inc.	Gyrodyne, LLC	Pro Forma Adjustments		Pro Forma Adjusted Totals
Revenues
Rental income	$1,110,481	$—	$40,571	(a)	$1,151,052
Rental income – tenant reimbursements	148,270	—	—		148,270
Total Rental income	1,258,751	—	40,571		1,299,322
Expenses
Rental expenses	718,548	—	120,261	(b)	838,809
General and administrative expenses	643,509	—	(1,845)	(c)	641,664
Strategic alternative expenses	199,875	—	—		199,875
Depreciation	250,605	—	(250,605)	(d)	—
Total	1,812,537		(132,189)		1,680,348
Other Income (Expense):
Interest income	30,534	—	—		30,534
Interest expense	(219,165)	—	219,165	(e)	—
Total	(188,631)	—	219,165		30,534
Net Loss Before Benefit for Income Taxes	(742,417)	—	391,925		(350,492)
Provision for Income Taxes	22,100	—	(22,100)	(f)	—
Net (loss) income	(764,517)	—	414,025		(350,492)
Net Loss from Non-Controlling Interest in GSD	(701,592)	—	701,592	(g)	—
Net income Attributable to Gyrodyne	$(62,925)	$—	$(287,567)		$(350,492)
Net income attributable to Gyrodyne per common share:
Basic and diluted	$(0.04)	$—	$(0.19)		$(0.23)
Weighted Average Number of Gyrodyne Common Shares Outstanding:
Basic and Diluted	1,482,680	—	—		1,482,680
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2015
(a) Rental Income
Change in deferred rent receivable	$40,571
(b) Rental Expenses
Capital Expenditures are written off as the value is already included in the fair value of the real estate	$133,807
Write off of deferred leasing costs, net	(13,546)
$120,961
(c) General and administrative expenses
Office depreciation	$(1,648)
Capitalized Dividend Notes origination fees, net of amortization	(197)
$(1,845)
(d) Depreciation	$(250,605)
(e) Interest expense on the Dividend Notes
The merger agreement converts the Dividend Notes to 30% of the equity in Gyrodyne, LLC	$(219,165)
(f) Tax provision
Gyrodyne, LLC is a pass through entity which is not subject to a corporate level income tax	$(22,100)
(g) To eliminate non-controlling interest in GSD	$701,592

Note 1 — Basis of pro forma presentation
The Company’s unaudited pro forma condensed consolidated financial information is presenting the conversion of financial statements based on historical cost converted to financial statements based on the liquidation basis of accounting. Under the liquidation basis of accounting the consolidated financial statements are no longer presented (except for periods prior to the adoption of the liquidation basis of accounting): a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows. The consolidated statement of net assets and the consolidated statement of changes in net assets are the principal financial statements presented under the liquidation basis of accounting. Under the liquidation basis of accounting, all of Gyrodyne, LLC and Subsidiaries’ assets have been stated at their estimated net realizable value and are based on estimates and other indications of sales value net of estimated selling costs. All liabilities of the Gyrodyne, LLC and Subsidiaries, including those estimated costs associated with implementing the Plan of Liquidation, have been stated at their estimated settlement amounts. These amounts are presented in the pro forma condensed consolidated statement of net assets. There can be no assurance that these estimated values will be realized. Such amounts should not be taken as an indication of the timing or amount of future distributions or our actual dissolution. The valuation of assets at their net realizable value and liabilities at their anticipated settlement amount represent estimates, based on present facts and circumstances, of the net realizable value of the assets and the costs associated with carrying out the Plan of Liquidation. The actual values and costs associated with carrying out the Plan of Liquidation are expected to differ from amounts reflected in the pro forma condensed consolidated financial statements because of the plan’s inherent uncertainty. These differences may be material. In particular, the estimates of our costs will vary with the length of time necessary to complete the Plan of Liquidation. Accordingly, it is not possible to predict with certainty the timing or aggregate amount which may ultimately be distributed to stockholders and no assurance can be given that the distributions will equal or exceed the estimate presented in the pro forma condensed consolidated statement of net assets in liquidation.
Note 2 — Pro forma adjustments
	March 31, 2015	December 31, 2014
GAAP Stockholders Equity	$22,734,197	$23,457,611
Fair value real estate	10,204,849	10,088,051
Change in other current assets	(854,100)	(827,376)
Change in other current liabilities	235,442	34,871
Charge in pension costs	(669,225)	(694,187)
Estimated liquidation and operating costs net of receipts	(2,613,260)	(3,062,170)
Dividend Notes payable	17,533,210	17,533,210
Net Assets – Pro forma	$46,571,113	$46,530,010

Estimated Distribution to Shareholders (including Estimated Distribution to holders of Gyrodyne, LLC Shares)
Assuming the merger is effected and completion of the liquidation of Gyrodyne, LLC’s assets took until December 31, 2016, and giving effect to its estimated cash flow from operation of its existing properties until their sale, the Company expects Gyrodyne, LLC would have a cash balance of approximately $46.6 million at the end of December 31, 2016.
Estimated Cash Proceeds and Outlays; Indicated Distributions
(In millions except shares outstanding and per share data)
Proceeds
Cash at end of Liquidation period (December 31, 2016)	$8.2(a)
Gross real estate proceeds	45.5(b)
Gross Cash	$53.7
Uses
Real estate selling costs	2.7(c)
Retention Bonus Plan for Directors	1.8(d)
Retention Bonus Plan for Officers and Employees	1.0(d)
Legacy incentive compensation plan	0.2(e)
Severance	0.7(f)
Directors and Officers insurance (“D&O”) – tail policy	0.7(g)
Total Uses	$7.1
Estimated Distributable Cash	$46.6
Estimated Gyrodyne, LLC shares outstanding	1,482,680
Estimated per Gyrodyne, LLC share distribution net of special dividend	$31.41(h)

(a)
The cash balance at the end of the liquidation period is based on the March 31, 2015 combined cash balance and marketable securities of  $9,154,348 and then adjusted for estimated cash receipts for the operation of the properties net of all rental property related expenditures as well as costs expected to be incurred to maintain the fair value of the property at its estimated gross sales proceeds and the net cash used to settle the working capital accounts. In addition, the proceeds of the rights offering and all general and administrative costs to support the consummation of the merger, operations and the liquidation of the Company have been included, including severance, directors and officer’s insurance policy inclusive of post liquidation tail policy coverage, and financial and legal fees to complete the liquidation. The following table identifies such calculation, excluding the separately disclosed items in the “Uses” section, which are separately listed as they are material specific transaction related expenditures to liquidate the company.

March 31, 2015 cash and investment balance	$9,154,348(i)
Interest income offset by net cash used to settle current working capital acct and security deposits	(646,765)(ii)
Free cash flow from rental operations	2,404,745(iii)
General and Administrative Expenses	(4,580,363)(iv)
Funding of pension termination	(1,063,233)(v)
Merger-related costs	(1,889,899)(vi)
Rights Offering	5,606,000
Other	60,176
Income Taxes	(816,300)
Cash balance at the end of the liquidation period (December 31, 2016)	$8,228,709(e)

(i)
As of March 31, 2015, the Company has a cash and cash equivalent balance of  $3,375,662 and investments in marketable securities of  $5,778,686, which result in a combined balance of $9,154,348.

(ii)
The Company estimates interest income from both its investments in marketable securities as well as its cash accounts will be offset by the settlement of its working capital accounts resulting in a balance of  $(646,765).

(iii)
The Company estimates the cash proceeds from rental operations net of commissions and rental costs, inclusive of expenditures to maintain the properties at its current estimated market value will total $2,404,745.

(iv)
The General and Administrative expenses are estimated to be $4,580,363. The costs represent all costs to liquidate the company excluding rental operating costs, merger related costs and non-operating costs (D&O tail, severance and unfunded pension costs).

(v)
The Company estimates up to $1,063,233 of funding obligations to meet obligations to the remaining beneficiaries of the defined benefit pension plan.

(vi)
Includes the strategic costs, litigation costs and final liquidation costs.

(b)
The estimated gross proceeds from the sale of the real estate assets.

(c)
The estimated brokerage fees and other sales related costs of the real estate portfolio are estimated to be 6% of the gross proceeds.

(d)
The estimated payment under the Bonus Plan (see “Background — Interests of our Directors and Executive Officers — Retention Bonus Plan” on page 36 of the proxy statement/prospectus) assuming all properties were sold at the appraised value with the remaining target periods specified in the plan for Flowerfield and Port Jefferson. If one or more properties are sold in excess of the appraised value, the Bonus Pool will be funded with incremental funds at the rates described on page 36 of the proxy statement/prospectus. In such event, the excess of sales price over the appraised value (less selling costs and the incremental payment to the bonus pool) will increase the amount payable to equityholders.

(e)
The remaining ICP payments to be made in connection with the special 2013 dividend, when and to the extent that GSD holders or the respective succeeding Gyrodyne shareholders, receive cash in respect of their GSD interests may not exceed $233,200.

(f)
The Company has compensation arrangements with its Chief Executive Officer and Chief Financial Officer (collectively, the “Agreements”), each executed during the quarter ended June 30, 2013. Each of the Agreements contains a bonus of  $125,000 payable upon a change of control as defined in the Agreements. In addition, each Agreement provides for severance equivalent to 6 months of base salary and the vesting and related payment of the change of control bonus if the executive is terminated without cause. The Company also has a compensation arrangement with its Chief Operating Officer executed on May 8, 2014 which provides for severance equivalent to 6 months of base salary if the executive is terminated without cause. Under Company policy the aggregate severance commitment contingency to other employees is approximately $76,000.

(g)
The Company’s estimated cost to purchase a D&O policy for the 6 years following the final date of liquidation is approximately $740,000.

(h)
As each share of Gyrodyne common stock will be converted to 0.09 common share of Gyrodyne, LLC in the merger, the estimated per share value of Gyrodyne common stock at the end of the liquidation period would be approximately $2.84.

Litigation
Putative Class Action Lawsuit
On July 3, 2014, a purported stockholder of the Company filed a putative class action lawsuit against the Company and members of its board of directors (the “Individual Defendants”), and against GSD and

Gyrodyne, LLC (collectively, the “Defendants”), in the Supreme Court of the State of New York, County of Suffolk (the “Court”), captioned Cashstream Fund v. Paul L. Lamb, et al., Index No. 065134/2014 (the “Action”). The complaint alleges, among other things, that (i) the Individual Defendants breached their fiduciary duties or aided and abetted the breach of those duties in connection with the merger and (ii) the Company and the Individual Defendants breached their fiduciary duties by failing to disclose material information in the proxy statement/prospectus. The plaintiff seeks, among other things, injunctive relief enjoining the merger, requiring corrective disclosures in the proxy statement/prospectus, damages in an unspecified amount. On July 17, 2014, the Court signed an Order to Show Cause submitted by the plaintiff setting a return date of August 5, 2014 on plaintiff’s motion for an order (a) preliminarily enjoining consummation of the merger and (b) granting expedited discovery. The plaintiff subsequently withdrew its motion without prejudice and the Court scheduled a preliminary conference in the case for October 20, 2014, which has been adjourned until September 14, 2015. The Defendants believe the lawsuit is without merit.
During the first quarter of 2015, the Company became aware that various aspects of the plaintiff’s claims in the Action were interfering with the proposed sale of certain of the Company’s real properties. The Company sought to eliminate the issues created by the pending action that are impeding the sale of such properties. As a result of this interference in the sale process, however, the Company believed that it no longer met the requirements for such assets and liabilities to qualify as assets and liabilities as held for sale and discontinued operations and therefore did not report discontinued operations for the three months ended March 31, 2015.
In June 2015, a proposed stipulation and order, which is pending approval by the Court as of the date of this supplement, was entered into with plaintiff, pursuant to which plaintiff agrees not to seek to rescind any sales of the properties in consideration for the Company’s agreement that such sales would be (a) at a price resulting from arms’ length negotiation and at or above the most recent appraisal of such properties obtained by the Company, (b) on such terms and conditions as are deemed fair and reasonable by GSD’s Managing Member, and (c) as evidenced by such instruments and agreements executed pursuant to such authority, provided that plaintiff’s counsel would be provided with at least thirty (30) days’ written notice of each such pending sale, including a description of the property to be sold, the proposed sale price, identification of the appraiser of such property and the date of such appraisal. If the proposed stipulation and order is approved by the Court, the Company will reassess whether the properties should be reported as discontinued operations from and after such date.
As stated above, the Defendants believe the lawsuit is without merit. The Company intends to vigorously defend the Action.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You also may obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings also are available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Gyrodyne through the Investor Relations section of our website, www.gyrodyne.com, and the “SEC Filings” tab therein. The information provided on our website is not part of the proxy statement/prospectus, and therefore is not incorporated by reference herein.
You also may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address and/or telephone and facsimilie numbers:
Gyrodyne Company of America, Inc.
Attn: Investor Relations
One Flowerfield, Suite 24
Saint James, New York 11780
Telephone: (631) 584-5400
Facsimile: (631) 584-7075
If you would like to request documents from us, please do so by August 13, 2015, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.
If you have any questions concerning the special meeting, the proposal to be considered at the special meeting, the proxy statement/prospectus or this supplement, or if you would like additional copies of the proxy statement/prospectus or this supplement or need help voting your shares of Gyrodyne common stock, please contact our proxy solicitor: MacKenzie Partners, Inc., toll-free at 1-800-322-2885.

Annex A
SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of October 15, 2013, amended and restated as of December 20, 2013 and further amended and restated as of June 26, 2015 (this “Plan of Merger”), is made and entered into by and among Gyrodyne Company of America, Inc., a self-managed and self-administered real estate investment trust formed under the laws of the State of New York (“Gyrodyne”), Gyrodyne, LLC, a New York limited liability company (“Gyrodyne, LLC”), and Gyrodyne Special Distribution, LLC, a New York limited liability company (“GSD”).
RECITALS
WHEREAS, the Board of Directors of Gyrodyne, on behalf of Gyrodyne and in Gyrodyne’s capacity as the sole member of Gyrodyne, LLC and the managing member of GSD, has approved the merger of Gyrodyne and GSD with and into Gyrodyne, LLC (the “Merger”), upon the terms and subject to the conditions set forth in this Plan of Merger, whereby (i) each outstanding share of common stock, par value $1.00 par value (“Gyrodyne Common Stock”), of Gyrodyne, (ii) each outstanding common membership interest of GSD automatically will be converted into such number of shares representing a common membership interests (each, an “LLC Share”) of Gyrodyne, LLC as provided herein and (iii) each Dividend Note (as such term is used in the dividend declarations of December 19, 2013 and September 15, 2014 of Gyrodyne, together, in each case, with any interest thereon paid in kind in the form of additional dividend notes) of Gyrodyne will receive in full redemption of such Dividend Note a LLC Share as provided herein.
NOW, THEREFORE, the parties agree as follows:
1.
Merger.

1.1
Merger.   Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the New York Business Corporation Law (the “NYBCL”) and the New York Limited Liability Company Law (the “NYLLCL”), each of Gyrodyne and GSD shall be merged with and into Gyrodyne, LLC at the Effective Time of the Merger (as defined in Section 1.2).

1.2
Effective Time.   Subject to the provisions of this Plan of Merger, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) in accordance with Section 1003 of the NYLLCL with the Department of State of New York. The Merger shall become effective upon the foregoing filing of the Certificate of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

1.3
Effects of the Merger.   The Merger shall have the effects set forth in Section 1004 of the NYLLCL and Section 906 of the NYBCL. Following the Effective Time of the Merger and without limiting the foregoing sentence, the separate corporate existence of each of Gyrodyne and GSD shall cease and Gyrodyne, LLC shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of each of Gyrodyne and GSD in accordance with the NYLLCL and the NYBCL and, without further transfer, succeed to and possess all the rights, privileges and powers of each of Gyrodyne and GSD, and all the assets and property of whatever kind and character of each of Gyrodyne and GSD shall vest in the Surviving Entity without further act or deed. Thereafter, Gyrodyne, LLC, as the Surviving Entity, shall be liable for all of the liabilities and obligations of each of Gyrodyne and GSD, and any claim or judgment against each of Gyrodyne and GSD may be enforced against Gyrodyne, LLC, as the Surviving Entity.

2.
Name, Articles of Organization and LLC Agreement of Surviving Entity.

2.1
Name of Surviving Entity.   The name of the Surviving Entity shall be “Gyrodyne, LLC”.

2.2
Articles of Organization.   The Articles of Organization of Gyrodyne, LLC as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the articles of organization of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

2.3
LLC Agreement.   The Amended & Restated Limited Liability Company Agreement of Gyrodyne, LLC as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the Amended & Restated Limited Liability Company Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

2.4
Management.   From and after the Effective Time, the business and affairs of the Surviving Entity shall be managed in accordance with the Amended & Restated Limited Liability Company Agreement of Gyrodyne, LLC.

3.
Conversion and Exchange of Stock.

3.1
Conversion.   At the Effective Time, by virtue of the Merger and without any action on the part of any other person, the following shall occur:

(a)
each share of Gyrodyne Common Stock issued and outstanding (including any such shares that are owned by Gyrodyne as treasury stock) immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into 0.09 validly issued LLC Shares (representing such shares’ pro rata share of 22.6% of the LLC Shares in the aggregate, giving effect to consummation of the Merger), or as otherwise shall be determined by the Board of Directors of Gyrodyne and announced at least ten days prior to Gyrodyne’s annual meeting of shareholders or such other meeting of shareholders at which shareholders of Gyrodyne shall consider and act upon this Plan of Merger;

(b)
each common membership interest of GSD issued and outstanding immediately prior to the Effective Time will be converted into 0.47 validly issued LLC Shares (representing such shares’ pro rata share of 47.4% of the LLC Shares in the aggregate, giving effect to consummation of the Merger), or as otherwise shall be determined by the Board of Directors of Gyrodyne and announced at least ten days prior to Gyrodyne’s annual meeting of shareholders or such other meeting of shareholders at which shareholders of Gyrodyne shall consider and act upon this Plan of Merger;

(c)
each $1.00 of principal amount of the outstanding Dividend Notes at the Effective Time shall be redeemed by issuance of 0.025 validly issued LLC Shares (representing such Dividend Notes’ pro rata share (based on the aggregate amount of Dividend Notes) of 30.0% of the LLC Shares in the aggregate, giving effect to consummation of the Merger), or as otherwise shall be determined by the Board of Directors of Gyrodyne and announced at least ten days prior to Gyrodyne’s annual meeting of shareholders or such other meeting of shareholders at which shareholders of Gyrodyne shall consider and act upon this Plan of Merger;

(d)
each holder of shares of Gyrodyne Common Stock (other than Dissenting Shareholders), each member of GSD and each holder of a Dividend Note automatically will be admitted to Gyrodyne, LLC as a Member; and

(e)
each LLC Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, automatically shall be canceled and retired and each person that was a member of Gyrodyne, LLC immediately prior to the Effective Time automatically shall cease to be a member of Gyrodyne, LLC, and, in each case, any consideration paid by any such member shall be returned in connection with the cancellation and retirement of such interest in Gyrodyne, LLC.

3.2
Certificates or Book Entry Evidence.

(a)
Certificates or Book Entry Evidence.   As of the Effective Time, all outstanding shares of Gyrodyne Common Stock and all outstanding membership interests of GSD shall no longer be outstanding and automatically shall be converted as described above, and, subject to Section 3.3, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of Gyrodyne Common Stock or membership interests of GSD shall cease to have any rights with respect to such shares or membership interests of GSD, except (A) in the case of Gyrodyne Common Stock, with respect to any Dissenting Shares, (B) as otherwise provided by applicable law and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.
(b)
No Exchange is Required.   Subject to Section 3.3, each outstanding certificate (or evidence of shares in book-entry form) all certificates representing each share of Gyrodyne Common Stock (other than those certificates representing Dissenting Shares) or membership interest of GSD shall be deemed for all purposes to represent the same number of LLC Shares into which the shares of Gyrodyne Common Stock or the membership interests of GSD such certificates previously represented were converted in accordance with this Plan of Merger. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 3.3, the registered owner on the books and records of each of Gyrodyne and GSD immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights, if any, with respect to, and to receive dividends and other distributions upon the LLC Shares represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of Gyrodyne or membership interests of GSD are presented to Gyrodyne, LLC, or its designated transfer agent, such certificates shall be canceled and exchanged for evidence of shares in book-entry form representing LLC Shares.

3.3
Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, any shares of Gyrodyne Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has not voted or consented in writing to adopt this Agreement and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section pursuant to Section 623 of the NYBCL by the shareholders of Gyrodyne (such shareholders, the “Dissenting Shareholders” and such shares of Gyrodyne Common Stock, the “Dissenting Shares”), shall not be converted into LLC Shares, but instead shall be cancelled and Dissenting Shareholders shall cease to have any rights with respect to such Dissenting Shares other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 623 of the NYBCL, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the NYBCL. If, after the Effective Time, any Dissenting Shareholder shall have failed to perfect, or shall have effectively withdrawn his demand or lost his rights to appraisal under the NYBCL, (i) such Dissenting Shareholder’s shares shall no longer be considered Dissenting Shares for the purposes of this Plan of Merger and such holder’s shares shall thereupon be deemed to have been converted into, as of the Effective Time, the LLC Shares in accordance with Sections 3.1, and any dividends or other distributions to which such holder is entitled, without any interest thereon and (ii) such Dissenting Shareholder shall cease to be Dissenting Shareholder, shares of Gyrodyne Common Stock owned by such person shall cease to be Dissenting Shares and such person shall be automatically admitted to Gyrodyne, LLC as a member of Gyrodyne, LLC.

3.4
No Fractional Shares.   No shares, certificates or scrip representing fractional LLC Shares shall be issued as a result of the Merger.

3.5
No Further Transfers.   From and after the Effective Time, there shall be no further registration of transfers of shares of Gyrodyne Common Stock or membership interests of GSD.

4.
Conditions.   At all times prior to the Effective Time, the respective obligations of Gyrodyne, GSD and Gyrodyne, LLC to consummate the Merger shall be subject to compliance with or satisfaction of or, to the extent not prohibited by applicable law, waiver of the following conditions:

4.1
No Injunction or Prohibition.   No governmental authority shall have enacted, issued, promulgated, enforced or entered into law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Plan of Merger.

4.2
Consents Obtained.   All necessary material consents, waivers, approvals, authorizations or orders required to be obtained, and the making of all material filings required to be made, by any party hereto for the authorization, execution and delivery, and performance of this Agreement by such party, and the consummation by Gyrodyne, GSD and Gyrodyne, LLC of the Merger, on or before (and to remain in effect at) the Effective Time, shall have been obtained or made.

4.3
Appraisal.   Appraisal rights shall not have been perfected pursuant to Section 623 of the NYBCL by the shareholders of Gyrodyne with respect to more than 5% of the issued and outstanding shares of Common Stock of Gyrodyne as of immediately prior to the Effective Time.

4.4
Registration Statement.   The Registration Statement on Form S-4, dated October 21, 2013 (333-191820) of Gyrodyne LLC, as amended, shall have become effective under the Securities Act of 1933 and no stop order with respect thereto shall have been issued.

4.5
Shareholder Vote.   The Merger shall have been approved by the vote of shareholders of Gyrodyne Common Stock as provided in the New York Business Corporation Law.

5.
Liquidation.

5.1
Plan of Liquidation.   To the extent of any conflict between the provisions of this Plan of Merger and the provisions of the Plan of Liquidation and Dissolution, dated as of September 12, 2013, of Gyrodyne, the provisions of this Plan of Merger shall supersede such provisions and control for all purposes.

5.2
Tax Liquidation.   This Plan of Merger, and the transactions contemplated hereby, together are intended to constitute a plan of complete liquidation of Gyrodyne, within the meaning of Sections 331 and 562(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistent with such treatment.

5.3
Filing of Forms.   The officers of Gyrodyne are authorized and directed to execute and file United States Treasury Form 966 pursuant to Section 6043 of the Internal Revenue Code of 1986, as amended, within 30 days after the adoption of this Plan, and such other forms and reports as may be necessary to comply with the requirements of any foreign, state or local law, and such additional forms and reports with and to the Internal Revenue Service or other taxing authorities as may be necessary, desirable or appropriate in connection with the execution of the Plan of Merger.

6.
Termination; Effect of Termination.

6.1
To the fullest extent permitted by applicable law, this Plan of Merger may be terminated, and the Merger herein provided for may be abandoned, by the Board of Directors of Gyrodyne, on behalf of Gyrodyne and in Gyrodyne’s capacity as the sole member of Gyrodyne, LLC and the managing member of GSD at any time prior to the Effective Time, notwithstanding any approval of this Plan of Merger by the shareholders of Gyrodyne, the sole member of Gyrodyne, LLC or the managing member of GSD.

6.2
In the event of termination of this Plan of Merger and abandonment of the Merger pursuant to this Article VII, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its directors, members, stockholders or officers) shall have any liability or further obligation to any other party to this Plan of Merger.

7.
General Provisions.

7.1
Entire Agreement; No Third Party Beneficiaries.   This Plan of Merger (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Plan of Merger and (b) except for the provisions of Article 3, are not intended to confer upon any person other than the parties any rights or remedies.

7.2
Legal Enforceability.   In case any provision of this Plan of Merger is fully or in part invalid or unenforceable, the validity and enforceability of the other provisions of this Plan of Merger shall not be affected thereby. The invalid or unenforceable provision will then be considered replaced by a valid and enforceable provision, which comes as close as possible to the economic purpose intended by the invalid or unenforceable provision.
7.3
Amendment.   To the fullest extent permitted by applicable law, this Plan of Merger may be amended by the parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Plan of Merger by the shareholders of Gyrodyne, the sole member of Gyrodyne, LLC or the managing member of GSD. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4
No Third Party Beneficiaries.   This Plan of Merger is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

7.5
Successors and Assigns.   This Plan of Merger will be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns.

7.6
Governing Law.   This Plan of Merger shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles to the extent that the application of the law of another jurisdiction would be required thereby.

IN WITNESS WHEREOF, Gyrodyne, Gyrodyne, LLC and GSD have caused this Second Amended and Restated Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
Gyrodyne Company of America, Inc.
By:	/s/ Frederick C. Braun III
	Name:	Frederick C. Braun III
	Title:	President and Chief Executive Officer
Gyrodyne, LLC
By:	Gyrodyne Company of America, Inc.
Its Sole Member
By:	/s/ Frederick C. Braun III
	Name:	Frederick C. Braun III
	Title:	President and Chief Executive Officer
Gyrodyne Special Distribution, LLC
By:	Gyrodyne Company of America, Inc.
Its Sole Member
By:	/s/ Frederick C. Braun III
	Name:	Frederick C. Braun III
	Title:	President and Chief Executive Officer

Gyrodyne Company of America, Inc.PROXY FOR 2015 SPECIAL MEETING OF SHAREHOLDERS VOTE BY INTERNET – www.proxyvoting.com/gyroUse the internet to transmit your voting instructions up until11:59 P.M. Eastern Time on August 19, 2015. Have your proxycard in hand when you access the website and follow the instructions. VOTE BY PHONE – 1-866-894-0535 (toll-free)Use any touch-tone telephone to transmit your voting instructionsup until 11:59 P.M. Eastern Time on August 19, 2015. Have your proxycard in hand when you call and then follow the instructions. VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope provided or return it to Gyrodyne Company of America, Inc. c/o MacKenzie Partners, Inc.,105 Madison Avenue, New York, New York 10016. CONTROL NUMBER qCONTINUED AND TO BE SIGNED ON REVERSE SIDE q GYRODYNE COMPANY OF AMERICA, INC. SPECIAL MEETING OF SHAREHOLDERS, AUGUST 20, 2015 Revocable Proxy PROXY/AUTHORIZATION AND DIRECTION FOR EXECUTIONOF PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby designates Frederick C. Braun III, Gary J. Fitlin and Peter Pitsiokos, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote the number of shares of the Company’s common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of GYRODYNE COMPANY OF AMERICA, INC. to be held at Flowerfield Celebrations, Mills Pond Road, St. James, New York 11780 on August 20, 2015 at 11:00 A.M., and any adjournment or postponement thereof, and revoking all proxies heretofore given, as designated hereon. The above-named proxies of the undersigned are further authorized and directed to vote, in their discretion, on such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy shall remain in effect for a period of one year from its date.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS The Notice of Meeting, Proxy Statement and Proxy Card are available athttp://www.gyrodyne.com/proxy.php. q FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL q THIS PROXY/AUTHORIZATION AND DIRECTION FOR EXECUTION OF PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE FOR A PROPOSAL, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Receipt of the Proxy Statement is hereby acknowledged. A vote FOR
Item 1 is recommended by the Board of Directors. 1. To consider and vote upon a proposal to authorize a proposed Plan of Merger and the transactions contemplated thereby under the New York Business Corporation Law, including the merger of Gyrodyne Company of America, Inc. and Gyrodyne Special Distribution, LLC into Gyrodyne, LLC. ☐ FOR ☐ AGAINST ☐ ABSTAIN Dated: , 2015 Signature Title SIGN ABOVE - Please sign exactly as your name appears hereon. If shares are registered in more than one name, all should sign but if one signs, it binds the others. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized person. If a partnership, please sign partnership name by an authorized person. CONTROL NUMBER